EXHIBIT 23

March 29, 2024

Tracie White

XTO Energy Inc.

22777 Springwoods Village Parkway

Spring, TX 77389-1425

Re:	HGT Consent Letter

Dear Tracie White:

This letter is to confirm that Miller and Lents, Ltd. (M&L) authorizes XTO Energy Inc. (XTO) to use our name and report dated March 28, 2024, related to the Hugoton Royalty Trust (HGT) for use in the electronic filing of the HGT Annual Report on Form 10-K with the SEC.

Please provide us with an exact copy of the Annual Report on form 10-K as electronically filed with the SEC.

Very truly yours,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By	/S/ JENNIFER A. GODBOLD
Jennifer A. Godbold, P. E.
Senior Vice President